EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-49138, 033-22977, 33-22977, and 33-89930 on Forms S-8 of MAIR Holdings, Inc. (formerly known as Mesaba Holdings, Inc.) and subsidiaries (the “Company”) of our report dated June 18, 2004, relating to the consolidated financial statements of the Company as of March 31, 2004 and 2003 and for each of the two years in the period ended March 31, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of consolidated financial statement amounts related to the fiscal 2002 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2004.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 29, 2004